Exhibit 10.7(e)

FOURTH AMENDMENT TO CONSULTING AGREEMENT

THIS FOURTH AMENDMENT (this "Amendment") is made as of the 8th day of May, 2014 to that certain CONSULTING AGREEMENT, dated as of September 9, 2008, as amended (the "Consulting Agreement"), by JOS. A. BANK CLOTHIERS, INC. (the "Client") and ROBERT N. WILDRICK ("Consultant").
FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, Client and Consultant, being the sole parties to the Consulting Agreement, hereby amend the Consulting Agreement by restating Section 6.3(b) in its entirety, as follows:
(b) In the event that, within ninety days following a change of control (which, for the avoidance of doubt, must qualify as change in the ownership or effective control of Client for purposes of Section 409A of the Internal Revenue Code of 1986, as amended), either (i) Consultant terminates this Agreement or (ii) Client terminates this Agreement, then Client shall immediately pay to Consultant the balance of the consulting fee for remainder of the term which would have constituted the Consulting Period absent such termination.
Except as specifically amended hereby, the Consulting Agreement shall remain in full force and effect according to its terms. To the extent of any conflict between the terms of this Agreement and the terms of the remainder of the Consulting Agreement, the terms of this Amendment shall control and prevail. Capitalized terms used but not defined herein shall have those respective meanings attributed to them in the Consulting Agreement. This Amendment shall hereafter be deemed a part of the Consulting Agreement for all purposes.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CLIENT:                            CONSULTANT:

JOS. A. BANK CLOTHIERS, INC.

By:    /s/: Charles D. Frazer                    /s/: ROBERT N. WILDRICK
Charles D. Frazer,                     ROBERT N. WILDRICK
Senior Vice President-General Counsel